                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         Continental Can Company, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  Abdo Yazgi
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                         CONTINENTAL CAN COMPANY, INC.
                                ONE AERIAL WAY
                           SYOSSET, NEW YORK  11791

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 1994


TO THE HOLDERS OF COMMON STOCK OF CONTINENTAL CAN COMPANY, INC.

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Continental Can Company, Inc. (the "Company") will be held at 10:00 a.m. on May 18, 1994, at The Union League Club, 38 East 37th Street, New York, New York, for the following purposes:

          1. To elect a Board of fourteen Directors of the Company for the ensuing year.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

          The holders of Common Stock of record at the close of business on March 21, 1994, are entitled to vote at the meeting.

                                            By Order of the Board of Directors,

                                                                      ABDO YAZGI
March 28, 1994                                                         Secretary



    IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE
             ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

          This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors and management of Continental Can Company, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 18, 1994, and at any adjournments thereof.

          The principal purpose of the Annual Meeting is the election of directors. The Board of Directors of the Company knows of no other business to come before the meeting. Stockholders who do not plan to be present at the meeting are requested to date and execute the enclosed form of proxy and return it to the Company.

          The costs of this solicitation will be borne by the Company. Solicitation is to be made primarily by mail, but may be supplemented to some extent by telephone calls made by full-time regular employees of the Company, who will not be specially compensated for this purpose. The approximate date on which this proxy statement and accompanying form of proxy are being sent to stockholders is April 8, 1994.

                                    VOTING

          The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions thereon. In the event that the voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted for the election of Directors. Although the Board of Directors does not know of any business to be transacted at the meeting other than as indicated herein, if any other matter is properly brought before the meeting, shares with respect to which proxies have been received will be voted in accordance with the judgment of the proxies. Stockholders have the right to revoke their proxies by notifying the Secretary of the Company in writing at any time prior to the time the shares are actually voted, by executing and delivering a subsequently dated proxy, or by voting in person at the meeting.

          The Company presently has one class of voting securities outstanding and entitled to vote at the meeting: Common Stock (par value $.25). The close of business on March 21, 1994, has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to vote at the meeting, and only the holders of shares of Common Stock of record at that time will be entitled to vote. As of the record date, 2,883,358 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote for each share held.

                             ELECTION OF DIRECTORS

          Fourteen directors are to be elected at the meeting to constitute the Board of Directors of the Company, to serve until the next Annual Meeting of Stockholders or until their successors shall be elected and qualified. Directors will be elected by a plurality of the votes present in person or by proxy at the meeting. Information with respect to the persons proposed to be elected as directors is set forth below:

                                                               Year First
Name and Age            Employment Experience                  Became a Director
- ------------            ---------------------                  -----------------
Donald J. Bainton(1)    Chairman of the Board of Directors and   1983
 62                     Chief Executive Officer of the
                        Company. Mr. Bainton is also a
                        director of General Public Utilities
                        Corporation, Ingersoll-Rand Company
                        and Plastic Containers, Inc.

Robert L. Bainton(1)    Prior to his retirement in 1991, Mr.     1988
 66                     Bainton was President and sole
                        shareholder of B & B Beverage Company,
                        a wholesale distributor of wine and
                        malt alcoholic beverages in New Jersey.

Kenneth Bainton(1)      Registered Architect with the firm of    1990
 37                     Alexander Kouzmanoff in New York City.
                        Mr. Bainton has been a practicing
                        architect since 1982.

Nils E. Benson          Prior to his retirement in 1989, Mr.     1989
 70                     Benson was President of Penn Elastic
                        Company, a manufacturer of women's
                        apparel.

Rainer N. Greeven       Partner of the law firm of Greeven &     1972
 57                     Ercklentz, New York, N.Y.  Mr. Greeven
                        is a director of Smith Barney World
                        Funds, Inc.

Ronald H. Hoenig        President of Hoenig & Company, Inc. an   1989
 60                     investment banking firm which he
                        founded in 1970.

Charles H. Marquardt    Chief Operating Officer of               1993
 65                     Contintental Plastic Containers, Inc.,
                        a subsidiary of the Company, between
                        November 1991 and April 1993.  Prior
                        thereto Mr. Marquardt had been a
                        consultant since retiring from the former
                        Continental Can Company, Inc. with 36
                        years of service in 1986.  His last
                        position with Continental Can Company
                        was that of Vice President and General
                        Manager of International Operations.
                        Mr. Marquardt is a director of Plastic
                        Containers, Inc.

Ferdinand W.            Managing partner in St. Gallen           1990
Metternich(1)           Consulting Group, a management
 41                     consulting firm based in Switzerland.


V. Henry O'Neill        Private investor concentrating in real   1987(2)
 69                     estate.

John J. Serrell         President of Kinetic Development,        1981
 78                     Inc., an engineering development
                        company which he founded in 1965.
                        During the last five years, Mr.
                        Serrell has also devoted a portion of
                        his time to activities as an
                        independent business consultant.

Robert A. Utting        President of R.A. Utting & Associates,   1983
 70                     Inc., a business consulting firm.
                        Prior to his retirement, in 1986, Mr.
                        Utting served as Vice Chairman of The
                        Royal Bank of Canada.

                                                               Year First
Name and Age            Employment Experience                  Became a Director
- ------------            ---------------------                  -----------------
Abdo Yazgi              Executive Vice President, Chief          1991(3)
 41                     Administrative Officer and Secretary
                        of the Company.  Mr. Yazgi is a
                        director of Plastic Containers, Inc.

Cayo Zapata (4)         Director of Tapas Tapones, a division    1992
 39                     of Taenza, S.A. DE C.V., since 1987.
                        Mr. Zapata is a director of Plastic
                        Containers, Inc.

Jose Luis Zapata (4)    Director of Corporate Finance of         1992
 34                     Taenza, S.A. DE C.V., since 1989.
                        Prior thereto, he served as Director
                        of Corporate Finance for Tapas
                        Tapones, a division of Taenza, S.A. DE
                        C.V.  Mr. Zapata is a director of
                        Plastic Containers, Inc.

(1) Donald and Robert Bainton are brothers and Kenneth Bainton is their nephew. Donald Bainton is the father-in-law of Ferdinand W. Metternich.
(2) Mr. O'Neill previously served as a director of the Company from 1982 to 1986.
(3) Mr. Yazgi previously served as a director of the Company from 1980 to 1984.
(4) Cayo and Jose Luis Zapata are brothers.


    In case any person named above as a nominee for director shall be unavailable for service at the time of election (which the Company has no reason to foresee will be the case), the proxies solicited by the Board of Directors may be voted in favor of the election of a substitute director selected by the existing directors.

    The Board of Directors of the Company met four times in 1993. Mr. J.L. Zapata attended fewer than 75% of the Board and committee meetings held in 1993.

    The Company has a standing Personnel Committee which determines the compensation of the Company's officers and other matters relating to executive personnel. The members of the Personnel Committee are Messrs. Benson (Chairman), Hoenig, R. Bainton, Serrell and C. Zapata. The Personnel Committee met once in 1993. See "Personnel Committee Report Regarding Executive Compensation".

    The Company has a standing Audit Committee which consults with the Company's auditors, and reviews the audit report and the adequacy of internal financial controls. The members of the Audit Committee are Messrs. Utting (Chairman), Greeven, Marquardt and O'Neill. The Audit Committee met twice in 1993.

    The Company has a standing Nominating Committee which recommends to the Board nominees for Board membership, including committee assignments, organization and composition. The members of the Nominating Committee are Messrs. D. Bainton (Chairman), K. Bainton, Yazgi and J. Zapata. The Nominating Committee will not consider nominees recommended by security holders.

                            COMPENSATION OF DIRECTORS

    Members of the Board of Directors who are not also employees of the Company receive a $6,500 annual retainer, $1,000 for attendance at each meeting of the Board of Directors and committee of which they are members, and $2,000 for attendance at each meeting of a committee of which they are chairmen, plus expenses. Pursuant to the Director Stock Option Plan (the "Director Plan"), directors may elect to receive a stock option in lieu of the annual retainer. Each electing director receives an option to purchase the nearest number of whole shares obtained by dividing the annual retainer by the fair market value of the stock less one dollar. The option exercise price is one dollar per share and an option may not be exercised prior to the first anniversary of the date it was granted nor more than ten years after such date. During 1993, each of eight electing directors received an option to purchase 316 shares of Common Stock under the Director Plan.

    Pursuant to the 1992 Restricted Stock Plan for Non-Employee Directors (the "Restricted Plan"), each non-employee director of the Company receives an award of 300 shares of Company Common Stock during each year of service beginning in 1992. Such shares are restricted from transfer while such recipient remains a member of the Board of Directors and the shares are subject to forfeiture under certain circumstances including resignation or failure to stand for reelection prior to age 70.

    The 1990 Stock Option Plan for Non-Employee Directors (the "1990 Plan") provides for the issuance of up to 200,000 shares of Common Stock to directors who are not employees of the Company or its subsidiaries. The 1990 Plan is administered by a Board Committee. The 1990 Plan provides for the grant to each Non-Employee Director, at the commencement of his initial term, of an option to purchase up to 10,000 shares of Common Stock at a price equal to the fair market value of a share of Common Stock on the date of the grant. The options become exercisable on a cumulative basis as to one-tenth of the shares subject to option on the date of the grant and on each of the nine successive anniversaries of such date. The term of the options is 10 years provided that any option holder who ceases to be a member of the Board of Directors forfeits any part of the option grant which has not become exercisable as of such date.

    During 1993, Mr. Metternich was retained by the Company to provide consulting services for which he received $21,000.

                             EXECUTIVE COMPENSATION

    The table below shows the compensation paid or credited by the Company and its subsidiaries during the past three fiscal years to each executive officer of the Company whose cash compensation (paid or deferred) in 1993 exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION      LONG TERM COMPENSAITON
                               -------------------   ---------------------------
                                                                AWARDS
                                                     ---------------------------
                                                     Restricted Stock                All Other
Name and                        Salary      Bonus         Awards        Options    Compensation
Prinicpal Position       Year     ($)        ($)            ($)           (#)           ($)
- ----------------------------------------------------------------------------------------------
Donald J. Bainton        1993  $381,415       -              -             -             -(1)
Chairman of the Board    1992  $302,115       -              -           30,000          -
and CEO                  1991  $245,000   $265,000           -           10,000          -


Abdo Yazgi,              1993  $252,985       -              -             -             -
Executive VP             1992  $198,215       -              -           20,000          -
                         1991  $151,148   $163,000           -           40,000          -

(1) At December 31, 1993, 86,480 shares of Common Stock with a value of $1,729,600 previously issued to Mr. Bainton in lieu of cash compensation between 1984 and 1987 are restricted but are eligible to receive dividends, if any.

OPTION HOLDINGS, GRANTS AND EXERCISES

    The table below shows the total number and values of options held by named executive officers at December 31, 1993. No options were granted to, or exercised by, such individuals during 1993.


                             OPTION HOLDINGS TABLE

                     Number of Unexercised Options    Value of Unexercised In-The-Money Options
                          at Fiscal Year End                     at Fiscal Year End
                     ----------------------------     -----------------------------------------
Name                 Exercisable    Unexercisable           Exercisable    Unexercisable
- -----------------------------------------------------------------------------------------------
Donald J. Bainton      190,000         30,000                $1,513,400       $114,000
Abdo Yazgi              66,400         19,600                $  393,100       $ 68,400

EMPLOYMENT AGREEMENT

    Pursuant to Mr. Donald Bainton's employment agreement, which expires on December 31, 1999, stock previously paid to him as compensation which has not been previously released from forfeiture shall remain subject to forfeiture if he voluntarily leaves the employ of the Company prior to December 31, 1999, for any reason except his death or disability. This agreement also provides that in the event of his death prior to December 31, 1999, Mr. Bainton's spouse will continue to receive one-half of his salary until her death or until ten years after his death, whichever occurs first.

PERSONNEL COMMITTEE REPORT REGARDING EXECUTIVE COMPENSATION

    The goal of the Company's executive compensation program is to attract, motivate and retain executives of the highest caliber. In the belief that this goal is most effectively achieved by closely linking executive compensation to corporate performance and returns to stockholders, the Company has established an executive compensation plan that conditions a very substantial portion of such compensation on the Company's achievement of its annual performance goals, the value of the Company's common stock, and the progress made by the Company toward the achievement of its long term strategies and objectives.

    In early 1993, the Committee retained an independent executive compensation consultant to prepare a comprehensive report on the Company's compensation policy and practices and generally to advise the Committee in connection with the performance of its duties in executive compensation matters. The independent consultant assisted the Committee in establishing the following compensation guidelines for the Company's Executive Officers. Fixed compensation or base salary is to fall at or near the 50th percentile of comparable multinational manufacturing companies while opportunities for variable incentive compensation should also be at or near the 50th percentile of such group, subject to adjustment in both cases based on the experience and performance of the individual executives. Actual short and long term incentive compensation will reach this goal only in years in which the Committee is satisfied with corporate and individual performance.

    The Company's executive compensation program has three principal components: annual base salaries, short-term incentives consisting of annual bonuses, and long-term incentives consisting of stock options, granted under the Company's 1988 Restricted Stock Option Plan or otherwise as determined by the Board. Short-term incentives consisting of annual bonuses are based primarily upon the Committee's subjective evaluation of corporate and individual performance and thus are directly linked to Company performance, while the long-term incentive of stock options indirectly reflects the Company's performance through changes in the value of the Company's common stock. Both the short-term and long-term incentives have been designed to align the interests of the Company's Executive Officers with those of the Company's stockholders.

    Base salaries for each Executive Officer are reviewed annually. Salaries are targeted at the competitive median paid by comparable multinational manufacturing companies for each position. The Chief Executive Officer reviews both relevant survey data as well as the past and expected contributions of each Executive Officer in determining what adjustments should be made to the salary of each Executive Officer. These determinations are reviewed with the Committee each year.

    The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's subjective evaluation of his past performance and its expectations as to his future contributions. These deliberations are made with periodic advice by independent compensation consultants.

    Bonuses are reviewed and established by the Committee annually based on the Committee's subjective evaluation of corporate and individual performance. Bonuses for Executive Officers other than the Chief Executive Officer are discussed and reviewed by the Chief Executive Officer with the Committee.

    Under the Company's 1988 Restricted Stock Option Plan, options to purchase common stock of the Company are granted on a periodic basis to certain officers and other key employees of the Company and its subsidiaries, including Executive Officers, at an exercise price as determined by the Committee on the date of the grant. Because the compensation element of options is dependent on increases over time in the market value of such shares, stock options represent compensation that is tied to the Company's long-term performance. The Committee determines the number of options to be granted based on the Committee's subjective assessment of individual performance, and on the individual's level of compensation and position with the Company.

    In March 1993, the base salary of the Chief Executive Officer was increased from $300,000 to $400,000, reflecting the Committee's assessment of external market factors for comparable companies and the performance of the Chief Executive Officer. For 1993, no annual bonus was awarded to the Chief Executive Officer since the Company's financial performance for the fiscal year, in the opinion of the Committee, did not warrant it.

    The Committee believes that the executive compensation program is properly structured to attract and retain the executive resources needed to maximize stockholder returns. The emphasis on variable pay programs, which address both long-term and annual performance as well as both financial and stock performance, ensures that the program functions in the best interests of the Company's stockholders.

                               Personnel Committee:
                               Nils Benson (Chairman)
                               John J. Serrell
                               Ronald H. Hoenig
                               Robert L. Bainton
                               Cayo Zapata

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative return of the New York Stock Exchange Market Index and a Peer Group Index (the Dow Jones Container and Packaging Group Index).

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN /1/
   CONTINENTAL CAN COMPANY, INC., NYSE MARKET INDEX AND PEER GROUP INDEX/ 2/

                         [GRAPH APPEARS HERE]

                        CONTINENTAL
MEASUREMENT PERIOD      CAN COMPANY,    NYSE MARKET    PEER GROUP
(Fiscal year Covered)   INC.            INDEX          INDEX
- ---------------------   ---------       -----------    ----------
Measurement PT -
12/31/88                $100            $100           $100

FYE 12/31/89            $170.24         $127.57        $112.33
FYE 12/31/90            $236.90         $122.36        $ 98.13
FYE 12/31/91            $325.00         $158.35        $147.82
FYE 12/31/92            $209.52         $165.80        $168.99
FYE 12/31/93            $190.48         $188.25        $164.57


1. Assumes $100 invested on January 1, 1989 and that all dividends were reinvested.
2.  Dow Jones Container and Packaging Group Index.


                                STOCK OWNERSHIP

     As of the Record Date, the following were the only persons known by the Company to be the beneficial owners of more than 5% of the Common Stock. Donald
J. Bainton is Chairman and Chief Executive Officer of the Company.

NAME AND ADDRESS                        AMOUNT AND NATURE
OF BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP (1)    PERCENT OF CLASS
- -------------------                ---------------------------    -----------------
Donald J. Bainton                            444,590(2)(3)              14.1%
One Aerial Way
Syosset, New York  11791

Aileen Moody Bainton                         216,560(3)(4)               7.3%
Edgewater Drive
Nassau, Bahamas

R.B. Haave Associates, Inc.                  171,000                     5.9%
270 Madison Avenue
New York, New York  10016

Sundial International Fund, Ltd.             161,500                     5.6%
P.O. Box N-3742
Nassau, Bahamas

    The following table sets forth information concerning the beneficial ownership of Common Stock as of the Record Date by each director and executive officer of the Company and by all directors and executive officers as a group:

NAME AND ADDRESS                      AMOUNT AND NATURE
OF BENEFICIAL OWNER               OF BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
- -------------------               --------------------------    ----------------
Donald J. Bainton                         444,590(2)(3)              14.1%
Kenneth Bainton                            65,299(3)(5)               2.2%
Robert L. Bainton                           7,951(3)(6)                 *
Nils E. Benson                              6,708(7)                    *
Rainer N. Greeven                          26,709(8)                    *
Ronald H. Hoenig                           49,508(9)                  1.7%
Charles H. Marquardt                        9,600(10)                   *
Ferdinand W. Metternich                     9,541(11)                   *
V. Henry O'Neill                           14,351(6)                    *
John J. Serrell                             7,115(12)                   *
Robert A. Utting                           57,338(6)                  2.0%
Abdo Yazgi                                108,292(13)                 3.6%
Cayo Zapata                                14,500(14)                   *
Jose Luis Zapata                           10,900(14)                   *
John H. Andreas                             2,460                       *
Marcial B. L'Hommedieu                      2,600(15)                   *
All directors and executive
 officers as a group
 (16 individuals)                         837,462(16)                  24.7%
* Less than 1%

(1) Beneficial ownership means sole voting and dispositive power unless otherwise indicated. Stock options described in the footnotes below are those which were exercisable on the Record Date or will become exercisable within 60 days of the Record Date.
(2) Includes 198,000 shares issuable upon the exercise of stock options and 77,716 shares issuable upon the conversion of the Company's 10-3/4% Convertible Subordinated Debentures (the "Debentures").
(3) Pursuant to the regulations of the Securities and Exchange Commission relating to beneficial ownership, Donald, Robert, Kenneth and Aileen Moody Bainton may be deemed to be a group for purposes of determining beneficial ownership. On this basis, each would be deemed the beneficial owner of 734,400 shares of Common Stock (22.5%), including the shares listed in Notes 2, 4, 5 and 6. Each of the Messrs. Bainton and Mrs. Bainton disclaims beneficial ownership of shares beneficially owned by the others.
(4)  Includes 65,640 shares issuable upon the conversion of Debentures.
(5) Includes 24,076 shares issuable upon the conversion of Debentures and 5,000 shares issuable upon the exercise of stock options.
(6)  Includes 6,051 shares issuable upon the exercise of stock options.
(7)  Includes 5,808 shares issuable upon the exercise of stock options.
(8)  Includes 5,535 shares issuable upon the exercise of stock options.
(9) Includes 18,800 shares issuable upon conversion of Debentures and 15,808 shares issuable upon the exercise of stock options.
(10) Includes 5,000 shares issuable upon the exercise of stock options.
(11) Includes 5,241 shares issuable upon the exercise of stock options.
(12) Includes 80 shares issuable upon conversion of Debentures and 5,535 shares issuable upon the exercise of stock options.
(13) Includes 30,692 shares issuable upon conversion of Debentures and 71,600 shares issuable upon the exercise of stock options.
(14) Includes 10,000 shares issuable upon the exercise of stock options. Does not include the 887,500 shares issuable to Merrywood, Inc., a corporation wholly owned by a corporation of which Jose Luis, Cayo and Paulo Zapata are the sole shareholders. See "Transactions with Management".
(15) Includes 600 shares issuable upon the exercise of stock options.
(16) Includes 356,280 shares issuable upon the exercise of stock options and 151,364 shares issuable upon conversion of Debentures.

                         TRANSACTIONS WITH MANAGEMENT

    During 1993, Mr. Donald Bainton was indebted to the Company in the maximum amount of $157,365. The loan bears the same interest as the Company's bank debt (prime + 1%). As of March 1, 1994, the total amount owed, including accrued interest, amounted to $35,382. Interest accrues monthly and principal and interest are payable on demand or December 31, 1994, whichever occurs first.

    In 1993 St. Gallen Consulting Group, in which Mr. Metternich owns a 25% interest, provided services to the Company amounting to $51,786.

    In October 1991, the Company and Merrywood, Inc. ("Merrywood"), which is wholly-owned by three brothers, Jose Luis, Cayo and Paulo Zapata, formed a new company, Plastic Containers, Inc. ("PCI"), which purchased all of the outstanding capital stock of Continental Plastic Containers, Inc. and Continental Caribbean Containers, Inc. for approximately $150,450,000. PCI issued and currently has outstanding an aggregate of 100 shares of common stock, par value $1.00 per share, of which 50 shares are owned by the Company and 50 shares are owned by Merrywood.

     The Company entered into an agreement dated September 10, 1992 (the "PCI Agreement") with PCI, Merrywood and Plaza Limited, the record holder of all of the outstanding Merrywood stock, pursuant to which Merrywood delivered to the Company a proxy, irrevocable until 1998, to vote one additional share of PCI Common Stock, thereby giving the Company voting control of PCI. Pursuant to the PCI Agreement, Merrywood has the right, exercisable after July 1, 1994, to exchange (the "Right of Exchange") all of the common stock of PCI owned by Merrywood for 887,500 shares of Common Stock of the Company (the "Exchange Right Shares"), representing approximately 31% of the Company's Common Stock currently outstanding. The number of shares of the Company's Common Stock to be issued pursuant to the Right of Exchange is to be adjusted to appropriately reflect any future stock split, stock combination or reclassification. As an alternative to the Exchange Right, the PCI Agreement also gives Merrywood the right at any time prior to August 7, 1998 to require the Company to purchase its 50% interest in PCI for $30 million, plus interest from November 1991 (the "Put"). If by that date Merrywood has not elected to require the Company to purchase its interest in PCI, then Merrywood is required to exercise the Exchange Right.

     The Company has agreed that, so long as Merrywood has not exercised the Put, the Company will cause up to three nominees of Plaza to be included in the slate of Directors submitted by the Company for election at each annual meeting of the Company's stockholders. Messrs. Zapata and Marquardt are the nominees of Plaza which has also agreed to vote all of its shares of Common Stock in favor of the slate of directors proposed by the Company. In an undertaking pursuant to the PCI Agreement, Mr. Donald Bainton has agreed to vote all of his shares of Common Stock in favor of the Plaza nominees.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     One report on Form 4 reporting the acquisition of 1,000 shares of the Company's Common Stock by Mr. Ferdinand Metternich, a director of the Company, was not filed on a timely basis in 1993.

             INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

    KPMG Peat Marwick acted as the Company's independent accountants in 1993 and has been selected to act in that capacity in 1994. It is expected that a representative of KPMG Peat Marwick will be present at the Annual Meeting to respond to appropriate questions and to make a statement, if the representative so desires.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company on or before December 1, 1994 to be eligible for inclusion in the Company's Proxy Statement and Form of Proxy relating to the 1995 Meeting.

                         ANNUAL REPORT TO STOCKHOLDERS

    A copy of the Company's Annual Report for 1993, containing financial statements for the year ended December 31, 1993 (which is not made a part of this Proxy Statement), is concurrently being furnished to each stockholder of record at the record date for this meeting.


                                             By Order of the Board of Directors,

                                                                      ABDO YAZGI
                                                                       SECRETARY

                                     PROXY


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF SHAREHOLDERS, MAY 18, 1994

    The undersigned stockholder of CONTINENTAL CAN COMPANY, INC. hereby appoints DONALD J. BAINTON, LINDA DRISCOLL and ABDO YAZGI, or any one or more of them, with full power of substitution and revocation, proxies of the undersigned to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of said corporation to be held at 10:00 a.m. on May 18, 1994 at the Union League Club, 38 East 37th Street, New York, New York, and at any adjournment thereof, as follows:

     (1)  Election of Directors

          Nominees:Donald J. Bainton, Kenneth O. Bainton,
                   Robert L. Bainton, Nils E. Benson,
                   Rainer N. Greeven, Ronald H. Hoenig,
                   Charles H. Marquardt, Ferdinand W. Metternich,
                   V. Henry O'Neill, John J. Serrell,
                   Robert A. Utting, Abdo Yazgi, Cayo Zapata and Jose Luis Zapata

          (Mark only one)


          ----
               FOR all nominees listed above, except authority
          ----
          to vote withheld for the following nominees (if any):

          -----------------------------------------------------

          ----
               WITHHOLD authority for all nominees.
          ----


     (2) In accordance with their best judgment upon such other matters as may properly come before the meeting.

                  (continued and to be signed on other side)

                          (continued from other side)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND, WHEN EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED STOCKHOLDER ON THE REVERSE SIDE HEREOF. TO THE EXTENT THAT SUCH SPECIFICATIONS ARE OMITTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE LISTED NOMINEES FOR DIRECTOR AND ON OTHER MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES.

PLEASE SIGN AND RETURN THIS PROXY CARD TO THE COMPANY IN THE ENCLOSED ENVELOPE.

PLEASE DO NOT FORGET TO DATE THIS PROXY    DATED:          ,1994
                                                 ----------


                                             -----------------------------------
                                                          Signatures


                                             ___________________________________
                                                          Signatures
                                                  (Please sign exactly as name
                                                  appears at left, Executors,
                                                  administrators, guardians,
                                                  trustees, attorneys and
                                                  officers signing for
                                                  corporations should give
                                                  full title.  For joint
                                                  owners, each should sign.)

                                       2